AMENDMENT NO. 5, dated as of August 12, 2014, to EMPLOYMENT AGREEMENT, dated as of October 16, 2007 (the “Amendment”), by and between KINGSTONE COMPANIES, INC. (formerly DCAP Group, Inc.), a Delaware corporation (the “Company”), and BARRY B. GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of October 16, 2007, as amended by Amendment Nos. 1, 2, 3 and 4 thereto, dated as of August 25, 2008, March 20, 2010, May 10, 2011 and April 16, 2012, respectively (the “Employment Agreement”), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to modify certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Paragraph 1.1 of the Employment Agreement is amended to read as follows:

“1.1           The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its President, Chairman of the Board and Chief Executive Officer for a term commencing as of the date hereof (the “Effective Date”) and terminating on December 31, 2016 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated as provided for herein, being referred to as the “Term”).”

2. Paragraph 4.2 of the Employment Agreement is amended to provide that, effective as of July 1, 2014 and continuing in effect for the remainder of the Term, the Employee’s Base Salary is increased to five hundred seventy-five thousand dollars ($575,000) per annum, subject to reduction on a dollar-for-dollar basis to the extent of the salary payable by Kingstone Insurance Company to the Employee.

3. The provisions set forth in Paragraph 4.3(a) of the Employment Agreement shall cease to have effect after June 30, 2014, and Paragraph 4.3(a) of the Employment Agreement is amended to include the following at the end thereof:

“Subject to the terms hereof, effective as of July 1, 2014, the Employee shall also be entitled to receive from the Company for each fiscal year during the Term a bonus (the “Bonus”) equal to six percent (6%) of the Company’s Net Income (as hereinafter defined) for such fiscal year (the “Bonus Payments”); provided, however, that (i) the Bonus amount payable to the Employee for any fiscal year pursuant to Paragraph 4.3(a) (the “Company Bonus”) shall be reduced on a dollar-for-dollar basis to the extent of any bonus payable by Kingstone Insurance Company to or for the benefit of the Employee for such year (the “KICO Bonus”), it being understood and agreed that, in the event the amount of the KICO Bonus is greater than the amount of the Company Bonus, the excess of the KICO Bonus over the Company Bonus shall not be an offset against the Base Salary payable to the Employee hereunder and (ii) in the event, and to the extent, that the amount of the Company Bonus exceeds one hundred fifty percent (150%) of the Base Salary, the Company, as directed by the Compensation  Committee of the Board of Directors of the Company (the “Committee”), shall have the option to pay all or any part of such excess amount in shares of common stock of the Company (“Common Stock”) having a Fair Market Value (as hereinafter defined), on the date of the Committee’s determination with regard thereto, equal to the amount of the cash otherwise payable (the “Shares”).  The Shares shall be issued pursuant and subject to the terms and conditions of the Company’s 2014 Equity Participation Plan (the “2014 Plan”).  The foregoing right to issue Shares in lieu of cash shall be subject to the obtaining of any necessary shareholder approval thereof.

The Employee agrees that, in the event that any Shares are issued to him, he will not sell, transfer or otherwise dispose of any of the Shares for a period of one year from the date of issuance thereof and will not sell, transfer or otherwise dispose of fifty percent (50%) of the Shares for an additional period of one year.

For purposes hereof, the term “Fair Market Value” shall mean the value of a share of Common Stock, determined as follows:

(i) if the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, Nasdaq, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day immediately preceding the day of determination by the Committee (or, if the determination is made after the close of business for trading, then on the day of determination by the Committee) as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day immediately preceding the day of determination by the Committee (or, if the determination is made after the close of business for trading, then on the day of determination by the Committee), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee under a method that complies with Sections 422 and 409A of the Internal Revenue Code of 1986, as amended, if applicable.

In addition, in consideration of the Employee’s execution and delivery of Amendment No. 5 to this Agreement, concurrently herewith, the Company is paying to the Employee a bonus in the amount of sixty-two thousand five hundred dollars ($62,500).”

4. Paragraph 4.3(b) of the Employment Agreement is amended to include the following at the end thereof:

“For purposes hereof, the term “Net Income” for any particular fiscal period, commencing with the fiscal period commencing on July 1, 2014, shall mean the Company's consolidated income from operations before taxes for such period determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon by the independent auditors of the Company, except that the Company’s consolidated net investment income (loss) and net realized gains (losses) on sales of investments shall be excluded.

With respect to the fiscal year ending December 31, 2014, the Bonus shall equal the sum of (i) the amount of the Bonus payable for the period from January 1, 2014 through June 30, 2014, calculated in accordance with the provisions of this Agreement (without giving effect to the changes made effective July 1, 2014 to the definition of “Net Income”) (the “2014 Initial Six Month Bonus Amount”) and (ii) the amount of the Bonus payable for the period from July 1, 2014 through December 31, 2014, it being understood and agreed that, in the event that Net Income for the period from July 1, 2014 through December 31, 2014 is a negative amount, then the amount of the Bonus payable for the year ending December 31, 2014 shall be equal to the 2014 Initial Six Month Bonus Amount less six percent (6%) of the Net Income for the period from July 1, 2014 through December 31, 2014.”

5. A new Paragraph 9.4 of the Employment Agreement is added as follows:

“9.4           Currently with the execution of Amendment No. 5 to this Agreement, (a) pursuant to the Company’s 2005 Equity Participation Plan and a Stock Option Agreement in, or substantially in, the form attached hereto as Exhibit A (the “2005 Stock Option Agreement”), the Company is granting to the Employee the right and option to purchase up to two hundred thousand (200,000) shares of common stock of the Company upon the terms set forth in the 2005 Stock Option Agreement and (b) pursuant to the 2014 Plan and a Stock Option Agreement in, or substantially in, the form attached hereto as Exhibit B (the “2014 Stock Option Agreement”), the Company is granting to the Employee the right and option to purchase up to fifty thousand (50,000) shares of common stock of the Company upon the terms set forth in the 2014 Stock Option Agreement.”

6. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.  In the event any clause, section or part of this Amendment shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Amendment which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

9. The Employee acknowledges that he has been represented by counsel, or has been afforded an opportunity to be represented by counsel, in connection with this Amendment.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Amendment against the party that drafted it has no application and is expressly waived by the Employee.  The provisions of this Amendment shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

KINGSTONE COMPANIES, INC.

By:	/s/ __________________________ Victor Brodsky
Chief Financial Officer
______________________________ Barry B. Goldstein